American Real Estate Partners, L.P.


                                                          FOR IMMEDIATE RELEASE
                                                          ---------------------

Contact:  Information Agent:
          Beacon Hill Partners, Inc.
          (212) 843-8500


                 TENDER OFFER BY AFFILIATE OF
         AMERICAN REAL ESTATE PARTNERS, L.P. EXTENDED



Mount Kisco, N.Y., April 16, 1998 - American Real Estate Partners, L.P. (NYSE: ACP) announced today that its affiliate, Olympia Investors, L.P., a Delaware limited partnership, has extended the expiration date of its offer (the "Offer") to purchase up to approximately 40% of the outstanding Units of High Equity Partners L.P. - Series 88 (the "Partnership") to 12:00 midnight, New York City time, on Tuesday, May 5, 1998. As of April 15, 1998, 8,484 Units had been tendered to the depositary pursuant to the Offer.

American Real Estate Partners, L.P. is a master limited partnership primarily engaged in acquiring and managing real estate investments, with a primary focus on office, retail, industrial, hotel and residential properties.















100 South Bedford Road   Mount Kisco, NY 10549   914-242-7700
914-242-9282 (Fax)